EXHIBIT 4

                               REGAN HOLDING CORP.

                  AMENDED AND RESTATED SHAREHOLDER'S AGREEMENT

         THIS AMENDED AND RESTATED SHAREHOLDER'S AGREEMENT (this "Agreement") is made this 30th day of June, 2003, by and among Lynda Regan, ("Regan"), Regan Holding Corp. ("RHC"), a California corporation, Alysia Anne Regan, Melissa Louise Regan, and RAM Investments (Lynda Regan as Trustee), a trust formed under the laws of the State of California.

                                   WITNESSETH:

         WHEREAS, RHC has authorized capital stock consisting of 100,000,000 shares of common stock, no par value (the "Common Stock"), of which the following shares of Common Stock are currently issued, outstanding and owned beneficially by Regan as follows:

           Shareholder                                   Shares
           -----------                                   ------
           RAM Investments                               11,292,622
           (Lynda Regan as Trustee)

         WHEREAS, the parties hereto believe that the execution of this Agreement will facilitate the continuous, harmonious and effective management of the affairs, policies, and operations of RHC;

         WHEREAS, the parties intend to allow RHC to purchase shares of Common Stock owned beneficially by Regan upon her death;

         WHEREAS, the parties intend to allow Regan's representatives to sell shares of Common Stock owned beneficially by Regan to RHC upon her death;

         WHEREAS, the parties believe that the restrictions that this Agreement places upon Regan's shares combined with the number of shares that she controls entitles her to receive additional consideration if RHC repurchases them;

         WHEREAS, the parties have entered into the Regan Holding Corp. Shareholder's Agreement, dated May 27, 1998 (the "Shareholder's Agreement"); and

         WHEREAS,   the  parties  hereto  have  agreed  that  the  Shareholder's
Agreement be amended and restated as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

         1. Insurance.

         RHC shall make application for, take out and maintain in effect such insurance policies on the life of Regan whenever and in such amounts as, in the opinion of the Board of Directors of RHC, may be required to fulfill its obligations under Section 2 and 3 of this Agreement. Such insurance shall be listed in the Life Insurance Schedule attached hereto as Schedule A and incorporated by reference herein (such policies are hereinafter collectively referred to as the "Life Policies"). RHC shall maintain such Life Policies in full force and effect and shall not, without the prior written consent of Regan, cancel any Life Policy or take or omit to take any action which might give rise to the termination or cancellation thereof. RHC shall pay all premiums on all Life Policies carried by it


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pursuant to this Agreement as such premiums  become due and shall,  upon written notice from Regan, give due proof of such payment to Regan within five days after receipt of such written notice. If any premium on any such Life Policy is not paid within 20 days after its due date, Regan may pay or cause to be paid the premium on such Life Policy and shall be entitled to reimbursement from RHC therefor. RHC may apply any dividends declared on any Life Policies to the payment of premiums.

         2. Option to Sell upon Death.

                  2.1. Upon the death of Regan (the "Decedent"), the Decedent's personal representative(s) and/or trustee(s) of trust(s) created during Regan's lifetime (collectively, the "Representatives") shall have the right (but not the obligation) to sell, at their option, all or a portion of the shares of Common Stock of RHC owned of record and beneficially by the Decedent at the time of her death (the "Decedent Shares") or that were transferred by Regan during her lifetime to trust(s) (the "Trust Shares"). Upon receipt of notice from one or more of the Decedent's Representatives of their intent to sell a portion of the Decedent Shares and/or Trust Shares to RHC, RHC shall purchase such number of Decedent Shares and/or Trust Shares that the Representatives elect to sell. RHC shall by written notice addressed to the Representatives fix a closing date (the "Decedent Closing Date") for the purchase of such number of the Decedent Shares and/or Trust Shares. The Decedent Closing Date shall not be less than ten days after the appointment of such Representatives or notification to the trustee(s), whichever event is earliest, nor more than six months after RHC receives the notice of intent to sell. RHC shall purchase and the Representatives shall sell such number of the Decedent Shares and/or Trust Shares on the Decedent Closing Date at a price per share (the "Decedent Purchase Price") which shall be 125% of the Stated Value (as defined in Section 4 of this Agreement) per share of the Decedent Shares or as otherwise determined pursuant to Section 4 of this Agreement.

                  2.2. The dollar amount of the Decedent Purchase Price multiplied by the number of Decedent Shares so owned by the Decedent at the date of death of the Decedent and/or Trustee Shares (the "Aggregate Decedent Purchase Price") shall be paid in cash on the Decedent Closing Date to the extent of the cash proceeds received by RHC under the Life Policies insuring the life of the Decedent (the "Insurance Proceeds") and neither the Decedent nor her Representatives shall have any right, title or interest in or to any Insurance Proceeds in excess of the Decedent Purchase Price. In the event that the Aggregate Decedent Purchase Price shall exceed the dollar amount of Insurance Proceeds (the "Decedent Insurance Purchase Price Cash Shortfall"), RHC shall pay the Decedent Insurance Purchase Price Cash Shortfall in cash.

         3. Option to Purchase upon Death.

                  3.1.  Upon the death of Regan,  RHC shall  have the right (but not the obligation) to buy, at its option, all or a portion of the Decedent Shares or the Trust Shares. Upon receipt of notice from the Company of its intent to buy all or a portion of the Decedent Shares and/or Trust Shares, the Representatives shall sell such number of Decedent Shares and/or Trust Shares that RHC elects to buy. RHC shall by written notice addressed to the Representatives fix a closing date (the "Company Closing Date") for the purchase of such number of the Decedent Shares and/or Trust Shares. The Company Closing Date shall not be less than ten days after the appointment of such Representatives or notification to the trustee(s), whichever event is earliest, nor more than six months after the first Representative receives the notice of RHC's intent to buy. The Representatives shall sell and RHC shall purchase such number of the Decedent Shares and/or Trust Shares on the Company Closing Date at the Decedent Purchase Price which shall be 125% of the Stated Value (as defined in Section 4 of this Agreement) per share of the Decedent Shares or as otherwise determined pursuant to Section 4 of this Agreement.

                  3.2. The dollar amount of the Aggregate Decedent Purchase Price shall be paid in cash on the Company Closing Date to the extent of the cash proceeds received by RHC under the Insurance Proceeds and neither the Decedent nor her Representatives shall have any right, title or interest in or to any Insurance Proceeds in excess of the Decedent Purchase Price. In the event that the Aggregate Decedent Purchase Price shall exceed the Decedent Insurance Purchase Price Cash Shortfall, RHC shall pay the Decedent Insurance Purchase Price Cash Shortfall in cash.


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

         4. Stated Value.

         RHC issues a Stated Value every six months. The "Stated Value" is the value of the Company's Series A Non Redeemable common stock as determined by an independent appraiser for financial reporting purposes. The Stated Value shall be determined based on a discounted cash flow approach after consideration of outstanding options and with the recognition of a marketability discount of 35%. If RHC fails to give a Stated Value for six months, the Stated Value shall be 107.5% of the previous Stated Value or the fair market value (whichever is greater).

         5. Delivery of Certificates.

         On the Decedent Closing Date or the Company Closing Date (the "Closing"), the purchase by RHC of the Shares shall take place at 10:00 a.m. at a location designated by RHC. At the Closing, the stock certificate or certificates representing the Shares shall be delivered to RHC duly endorsed in blank, and RHC shall pay the Aggregate Decedent Purchase Price therefor in cash.

         6. Termination.

         This Agreement shall be perpetual until the happening of the first of any of the events listed below:

                  6.1. An agreement in writing prior to the death of Regan between RHC and Regan to terminate this Agreement.

                  6.2. The dissolution of RHC prior to the death of Regan.

                  6.3. The consummation prior to the death of Regan of a merger, consolidation or share exchange whereby RHC is not the surviving or successor corporation.

                  6.4. The adjudication prior to the death of Regan of RHC as bankrupt, the execution prior to the death of Regan by RHC of an assignment for the benefit of creditors, or the appointment prior to the death of Regan of a receiver for RHC.

                  6.5. One year elapses after the death of Regan.

         7. Notices. All notices and other communications under this Agreement shall be in writing and shall be given and deemed to be received when hand-delivered and a signed receipt is given therefor or mailed registered or certified U.S. mail, return receipt requested, postage prepaid, and addressed to RHC at 2090 Marina Avenue, Petaluma, California 94954; to Lynda Regan at 351 Hicks Valley Road, Petaluma, California 94952; to RAM Investments at 351 Hicks Valley Road, Petaluma, California 94952; to Alysia Anne Regan at 67 Bridle Path, Novato, California, 94945; and to Melissa Louise Regan at 351 Hicks Valley Road, Petaluma, California 94952.

         8. Additional Actions and Documents. Each of the parties hereto agrees to take or cause to be taken such further actions as are necessary to execute, acknowledge, seal and deliver or cause to be executed, acknowledged, sealed and delivered such further instruments and documents as are necessary and to use her/its reasonable efforts to obtain such requisite consents as any other party may from time to time reasonably request to fully effectuate the purposes and fulfill the content of this Agreement.

         9. Insertion in Will. Regan agrees to insert in her will, or to execute a codicil thereto, a provision directing and authorizing her personal representatives to fulfill and comply with the terms, provisions and conditions of this Agreement and to sell and transfer shares of Common Stock held by her beneficially or of record in accordance herewith.

         10. Transfer of Shares. The parties agree that Regan's shares may be transferred as security for any transaction (provided that if RHC elects to purchase the shares, the proceeds must first be used to pay the debt with the balance being paid to the certificate holder) or transferred to any trust or estate planning vehicle with fifteen days notice to the parties without being bound by the restrictions contained herein. However, when Regan dies, Melissa Louise Regan and Alysia Anne Regan agree to be bound by the terms and conditions contained in this Agreement as to any stock of RHC that they own at Regan's death.

         11. Miscellaneous.

                  11.1. This instrument contains the entire, integrated agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, and no modification shall be binding upon the party affected unless set forth in writing and duly executed by each party to this Agreement.

                  11.2. Regan represents and warrants: that she is the sole beneficial owner of the number of shares of the Common Stock as set forth immediately above her signature hereto, evidenced by the certificate numbers shown immediately after such number of shares; that all of such shares are free and clear of any and all liens, claims, charges, security interests or encumbrances of any kind except as reflected by any endorsements on the certificates; and that she has the full and entire right, power and authority to sell or otherwise transfer such shares in accordance with the terms, provisions and conditions of this Agreement. Regan, however, discloses that the shares are subject to a contract between Regan and Bobby Moody, Jr. which requires her to vote her shares to elect him as a director if he instructs her to do so.

                  11.3. All of the covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective heirs, guardians, personal and legal representatives, successors and permitted assigns.

                  11.4. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without giving effect to the conflict of laws rules of the State of California.

                  11.5. In the event that one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  11.6.  In  the  event  of a  breach  of  this  Agreement,  any nonbreaching party hereto may maintain an action for specific performance against the party or parties hereto who are alleged to have breached any of the terms, conditions, representations, warranties, provisions, covenants or agreements herein contained, and it is hereby further agreed that no objection to the form of action in any proceeding for specific performance of this Agreement shall be raised by any party hereto so that such specific performance of this Agreement may not be obtained by the aggrieved party. Anything contained herein to the contrary notwithstanding, this Section 11.6 shall not be construed to limit in any manner whatsoever any other rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

                  11.7. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  11.8. Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine gender, and vice versa.

                  11.9. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute one document.


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

                       [signatures on the following page]


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

         IN WITNESS WHEREOF, the patties hereunto have executed, sealed and delivered this Agreement on the date first written above.


                                       Number of            Certificate
        Shareholder                  Shares owned            Number(s)
        -----------                  ------------            ---------
        RAM Investments               11,292,622              RHA 0417
        (Lynda Regan Trustee)


REGAN HOLDING CORP.                                LYNDA REGAN

BY: /s/ R. Preston Pitts                           BY: /s/ Lynda Regan
        ----------------                               ---------------
        R. Preston Pitts  Title: President                 Lynda Regan


                                                   MELISSA LOUISE REGAN

                                                   BY: /s/ Melissa Louise Regan
                                                       -------------------------
ALYSIA ANNE REGAN                                          Melissa Louise Regan

BY: /s/ Alysia Anne Regan
    ----------------------
        Alysia Anne Regan



RAM INVESTMENTS, LYNDA REGAN AS TRUSTEE

BY: /s/ Lynda Regan as Trustee
    --------------------------
        Lynda Regan as Trustee


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

                                                                      Schedule A


1. $14 million face amount with Indianapolis Life Insurance Company. Issued July 15, 1998, expires July 15, 2043 (age 95). 10 year level term. Policy # 000100038622. Lynda Regan Insured, Beneficiary - Regan Holding Corp.

2. $15 million face amount with Security-Connecticut Life Insurance Company, Issued November 8, 2000, expires November 8, 2043. 5 year level term. Policy # 2433369K. Lynda L Regan Insured, Beneficiary Regan Holding Corp.